Exhibit 99.1 Barnes Group Inc. 123 Main Street Bristol, CT 06010

NEWS RELEASE

BARNES GROUP INC. REPORTS
FOURTH QUARTER AND FULL YEAR 2011
FINANCIAL RESULTS

▪	Fourth quarter sales of $283 million, up 9.7%; full year sales up 13.7% to $1,169 million

▪	Fourth quarter diluted EPS from Continuing Operations of $0.43, up 87%; full year diluted EPS from Continuing Operations up 71% to $1.64

▪	Successful divestiture of the Barnes Distribution Europe businesses in fourth quarter

▪	2012 EPS from Continuing Operations guidance of $1.78 to $1.93 per diluted share

BRISTOL, Conn., February 17, 2012 - Barnes Group Inc. (NYSE: B), a diversified global manufacturer and logistics services company, today reported financial results for the fourth quarter and full year 2011. Fourth quarter 2011 sales totaled $283.3 million, up 9.7% from $258.2 million in the fourth quarter of 2010. Income from continuing operations was $23.8 million or $0.43 per diluted share, up 86% from the fourth quarter of 2010.
During the fourth quarter of 2011, Barnes Group completed the sale of its Barnes Distribution Europe (BDE) businesses which were comprised of the Company's European KENT, Toolcom and BD France distribution businesses and reported within the Company's Logistics and Manufacturing Services segment. The financial results of BDE, including the loss on sale for the periods presented, have been segregated and treated as discontinued operations for reporting purposes. For the year, the loss from discontinued operations, net of tax, was $26.9 million, or ($0.48) per diluted share. The loss on sale of $26.1 million includes a non-cash goodwill impairment charge of $16.8 million.
For the full year 2011, Barnes Group generated sales of $1,169 million, up 13.7%. Income from continuing operations was $91.6 million, or $1.64 per diluted share, compared to $54.0 million, or $0.96 per diluted share in 2010.
“Barnes Group's fourth quarter results cap a strong year of performance for our Company,” said Gregory F. Milzcik, Barnes Group Inc. President and Chief Executive Officer. “We generated solid organic growth with meaningful margin flow-through leading to an expansion in operating margins to 10.9%, up 250 basis points for the year. Coupled with our continuing focus on profitable growth and improved productivity, we delivered a 70% increase in income from continuing operations for 2011. In addition, we exit 2011 having achieved strong fourth quarter earnings per share from continuing operations, and a healthy backlog of $582 million, up 21% from 2010.”

Barnes Group Inc. / 2

($ millions; except per share data)	Three months ended December 31,					Twelve months ended December 31,
	2011	2010	Change			2011	2010	Change
Net Sales	$283.3	$258.2	$25.1	9.7%		$1,169.4	$1,028.6	$140.7	13.7%
Operating Income	$28.9	$19.8	$9.0	45.5%		$127.6	$86.4	$41.2	47.6%
% of Sales	10.2%	7.7%		2.5	pts.	10.9%	8.4%		2.5	pts.
Income from Continuing Operations	$23.8	$12.8	$11.0	85.6%		$91.6	$54.0	$37.6	69.6%
Net Income	$0.1	$11.5	$(11.5)	(99.4)%		$64.7	$53.3	$11.4	21.5%
Income from Continuing Operations Per Diluted Share	$0.43	$0.23	$0.20	87.0%		$1.64	$0.96	$0.68	70.8%
Loss from Discontinued Operations Per Diluted Share	$(0.43)	$(0.02)	$(0.41)			$(0.48)	$(0.01)	$(0.47)
Net Income Per Diluted Share	$—	$0.21	$(0.21)			$1.16	$0.95	$0.21

Logistics and Manufacturing Services

•
Fourth quarter 2011 sales were $122.0 million, up 10% from $110.7 million in the same period last year. The increase in sales was driven by strong organic sales growth in our aerospace aftermarket business. Foreign exchange had a minimal impact on fourth quarter 2011 sales.

•
Operating profit of $15.7 million for the fourth quarter of 2011 was up 65% compared to prior year period of $9.5 million. Operating profit benefited from the impact of higher sales and additional productivity improvements, partially offset by higher management fees related to our aerospace aftermarket Revenue Sharing Programs (RSPs) and increased employee related costs.

•
Full year 2011 sales were $492.9 million, up 11% from $443.9 million in 2010. The increase was primarily due to strong organic sales growth in our aerospace aftermarket and North American Distribution businesses. Foreign exchange positively impacted sales by $3.2 million in 2011.

•
Full year 2011 operating profit increased 65% to $64.8 million from 2010 primarily due to the profit impact of higher sales volumes. Also contributing to the increase in operating profit were productivity improvements, including the favorable impact of a lower cost structure in the North American Distribution business. Segment operating profit increases were partially offset by higher employee related costs and management fees related to RSPs.

Precision Components

•
Fourth quarter 2011 sales were $163.6 million, up 9% from $149.5 million in the same period last year. Organic sales growth of $13.7 million was driven by the segment's aerospace OEM business and the North American and European industrial manufacturing businesses which benefited from improved industrial and transportation end-markets. Foreign exchange positively affected the quarter's sales by approximately $0.4 million.

•
Operating profit was $13.2 million in the fourth quarter, up 28% from the same period last year. Operating profit benefited from higher sales levels combined with productivity gains and lean initiatives. These improvements were partially offset by added costs for new product introductions and the outsourcing of certain manufacturing processes, as well as higher employee related costs.

Barnes Group Inc. / 3

•
Full year 2011 sales were $687.5 million, up 15% from $595.9 million in 2010. The 2011 organic sales growth of $74.9 million was primarily driven by the industrial manufacturing businesses based in North America and Europe reflecting improvements in the transportation and aerospace end-markets. The impact of foreign exchange increased sales by approximately $16.7 million in 2011.

•
Full year 2011 operating profit was up 33% to $62.8 million compared to $47.3 million in 2010. Operating profit improved primarily due to the benefit from higher sales levels combined with productivity improvements and lean initiatives. These improvements in operating profit were partially offset by higher costs associated with investments in new product introductions and outsourcing of certain manufacturing processes.

Additional Information

•
Interest expense in 2011 decreased $9.7 million from 2010 to $10.3 million as a result of lower average interest rates and lower debt discount amortization related to the 3.75% Convertible Notes. The lower average interest rates reflect the significant shift to a higher percentage of variable rate debt due to the retirement of the 7.80% Notes and the redemption of the 3.75% Convertible Notes, which were funded with the variable rate credit facility, and the expiration of the interest rate swap agreements.

•	Other expense was $0.4 million in 2011 compared to $2.6 million in 2010, consisting primarily of foreign exchange transaction losses of $0.2 million in 2011 which decreased from $1.7 million in 2010.

•
The Company's 2011 effective tax rate from continuing operations was 21.7%, compared to 15.4% in 2010. The rate increase was primarily driven by a shift in earnings to higher-tax jurisdictions and the incremental tax effect of the repatriation of a portion of current year foreign earnings to U.S. The company repatriated $17.5 million and $7.5 million in 2011 and 2010, respectively.

2012 Outlook
“During 2011, we experienced improving conditions across our end-markets and generated a double-digit increase in both orders and backlog. We expect our positive momentum to continue into 2012, especially with the strength in the global commercial aerospace industry. Further, with the sale of BDE, a greater level of management's attention can be directed toward expanding our operations both organically and through acquisitions, bringing new products and processes to market and growing our geographic reach,” added Milzcik.
Barnes Group Inc. expects 2012 revenue to grow 6% to 9% from 2011 and forecasts operating margins of approximately 12%. Earnings from continuing operations per diluted share are forecasted to be in the range of $1.78 to $1.93, up 9% to 18% from 2011.
“Our improved financial performance and generally favorable end-markets will allow us to invest further in our businesses. For 2012, we expect capital expenditures to increase to a range of $45 to $50 million and cash conversion of greater than 90%,” said Christopher J. Stephens, Jr., Senior Vice President, Finance and Chief Financial Officer, Barnes Group Inc.

Barnes Group Inc. / 4

Conference Call
Barnes Group Inc. will conduct a conference call with investors to discuss fourth quarter and full year 2011 results at 8:30 a.m. EST today, February 17, 2012. A webcast of the live call and an archived replay will be available on the Barnes Group investor relations link at www.BGInc.com. The conference is also available by direct dial at (888) 679-8035 in the U.S. or (617) 213-4848 outside of the U.S. (request the Barnes Group Earnings Call), Participant Code: 31082129.

In addition, the call will be recorded and available for playback beginning at 12:00 p.m. (EST) on Friday, February 17, 2012 by dialing (617) 801-6888, Passcode: 17248138.

About Barnes Group

Founded in 1857, Barnes Group Inc. (NYSE:B) is an international aerospace and industrial components manufacturer and logistics services company serving a wide range of end markets and customers. The products and services provided by Barnes Group are critical components for far-reaching applications that provide transportation, communication, manufacturing and technology to the world. Barnes Group's approximately 4,400 dedicated employees, at more than 50 locations worldwide, are committed to achieving consistent and sustainable profitable growth.  For more information, visit www.BGInc.com.  Barnes Group, the Critical Components People.

Forward-Looking Statements

This release may contain certain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are made based upon management's good faith expectations and beliefs concerning future developments and their potential effect upon the Company and can be identified by the use of words such as "anticipated," "believe," "expect," "plans," "strategy," "estimate," "project," and other words of similar meaning in connection with a discussion of future operating or financial performance. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those expressed in the forward-looking statements. The risks and uncertainties described in our periodic filings with the Securities and Exchange Commission, include, among others, uncertainties arising from the current or worsening disruptions in financial markets; future financial performance of the industries or customers that we serve; changes in market demand for our products and services; integration of acquired businesses; restructuring costs or savings; the impact of the acquisition of the BDE businesses by Berner SE and any other future strategic actions, including acquisitions, joint ventures, divestitures, restructurings, or strategic business realignments, and our ability to achieve the financial and operational targets set in connection with any such actions; introduction or development of new products or transfer of work; changes in raw material or product prices and availability; foreign currency exposure; our dependence upon revenues and earnings from a small number of significant customers; a major loss of customers; the outcome of pending and future claims or litigation or governmental, regulatory proceedings, investigations, inquiries, and audits; uninsured claims and litigation; outcome of contingencies; future repurchases of common stock; future levels of indebtedness; and numerous other matters of global, regional or national scale, including those of a political, economic, business, competitive, environmental, regulatory and public health nature. The Company assumes no obligation to update our forward-looking statements.

Contact:
Barnes Group Inc.
William Pitts
Director, Planning and Investor Relations
860.583.7070

# # #

Barnes Group Inc. / 5

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share data)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net sales	$283,286	$258,170	9.7	$1,169,355	$1,028,617	13.7

Cost of sales	188,147	171,686	9.6	772,398	678,186	13.9
Selling and administrative expenses	66,262	66,639	(0.6)	269,402	264,033	2.0
	254,409	238,325	6.7	1,041,800	942,219	10.6
Operating income	28,877	19,845	45.5	127,555	86,398	47.6

Operating margin	10.2%	7.7%		10.9%	8.4%

Interest expense	2,365	4,732	(50.0)	10,271	19,984	(48.6)
Other expense (income), net	167	460	(63.7)	395	2,609	(84.9)
Income from continuing operations before income taxes	26,345	14,653	79.8	116,889	63,805	83.2

Income taxes	2,586	1,850	39.8	25,316	9,827	NM
Income from continuing operations	23,759	$12,803	85.6	$91,573	$53,978	69.6

Loss from discontinued operations, net of income taxes	(23,693)	$(1,281)	NM	$(26,858)	$(700)	NM

Net income	$66	$11,522	(99.4)	$64,715	$53,278	21.5

Common dividends	$5,433	$4,302	26.3	$18,629	$17,461	6.7

Per common share:
Basic:
Income from continuing operations	$0.43	$0.23	87.0	$1.66	$0.97	71.1
Loss from discontinued operations, net of income taxes	(0.43)	(0.02)	NM	(0.49)	(0.01)	NM
Net income	$—	$0.21	NM	$1.17	$0.96	21.9
Diluted:
Income from continuing operations	$0.43	$0.23	87.0	$1.64	$0.96	70.8
Loss from discontinued operations, net of income taxes	(0.43)	(0.02)	NM	(0.48)	(0.01)	NM
Net income	$—	$0.21	NM	$1.16	$0.95	22.1

Dividends	0.10	0.08	25.0	0.34	0.32	6.3

Weighted average common shares outstanding:
Basic	54,888,879	54,757,849	0.2	55,214,586	55,259,732	(0.1)
Diluted	55,451,632	55,561,753	(0.2)	55,931,882	55,925,187	NM

Barnes Group Inc. / 6

BARNES GROUP INC.
OPERATIONS BY REPORTABLE BUSINESS SEGMENT
(Dollars in thousands)
Unaudited

	Three months ended December 31,			Twelve months ended December 31,
	2011	2010	% Change	2011	2010	% Change
Net sales
Logistics and Manufacturing Services	$122,029	$110,745	10.2	$492,910	$443,941	11.0
Precision Components	163,572	149,514	9.4	687,546	595,911	15.4
Intersegment sales	(2,315)	(2,089)	(10.8)	(11,101)	(11,235)	1.2
Total net sales	$283,286	$258,170	9.7	$1,169,355	$1,028,617	13.7

Operating profit
Logistics and Manufacturing Services	$15,702	$9,540	64.6	$64,764	$39,140	65.5
Precision Components	13,175	10,305	27.9	62,791	47,258	32.9
Total operating profit	28,877	19,845	45.5	127,555	86,398	47.6

Interest expense	2,365	4,732	(50.0)	10,271	19,984	(48.6)
Other expense (income), net	167	460	(63.7)	395	2,609	(84.9)
Income from continuing operations before income taxes	$26,345	$14,653	79.8	$116,889	$63,805	83.2

Barnes Group Inc. / 7

BARNES GROUP INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
Unaudited

	December 31, 2011	December 31, 2010
Assets
Current assets
Cash and cash equivalents	$62,505	$13,450
Accounts receivable	200,460	197,715
Inventories	216,520	216,382
Deferred income taxes	28,829	10,449
Prepaid expenses and other current assets	21,680	12,212
Total current assets	529,994	450,208

Deferred income taxes	47,661	42,722
Property, plant and equipment, net	210,784	218,434
Goodwill	366,104	384,241
Other intangible assets, net	272,092	290,798
Other assets	13,730	16,854
Total assets	$1,440,365	$1,403,257

Liabilities and Stockholders' Equity
Current liabilities
Notes and overdrafts payable	$12,364	$4,930
Accounts payable	92,524	98,191
Accrued liabilities	92,250	86,602
Long-term debt - current	540	93,141
Total current liabilities	197,678	282,864

Long-term debt	333,148	259,647
Accrued retirement benefits	152,696	112,886
Other liabilities	34,443	35,741

Total stockholders' equity	722,400	712,119
Total liabilities and stockholders' equity	$1,440,365	$1,403,257

Barnes Group Inc. / 8

BARNES GROUP INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
Unaudited

	Twelve months ended December 31,
	2011	2010
Operating activities:
Net income	$64,715	$53,278
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	58,904	52,770
Amortization of convertible debt discount	2,158	5,727
(Gain) loss on disposition of property, plant and equipment	(379)	266
Stock compensation expense	8,319	7,655
Withholding taxes paid on stock issuances	(1,124)	(440)
Loss on the sale of businesses	26,128	—
Changes in assets and liabilities, net of effects of acquisitions/divestitures:
Accounts receivable	(24,707)	(35,891)
Inventories	(12,384)	(24,006)
Prepaid expenses and other current assets	59	(3,139)
Accounts payable	615	12,466
Accrued liabilities	11,226	11,456
Deferred income taxes	5,386	(1,566)
Long-term retirement benefits	(18,367)	(12,135)
Other	475	(681)
Net cash provided by operating activities	121,024	65,760

Investing activities:
Proceeds from disposition of property, plant and equipment	3,620	1,498
Proceeds from the sale of businesses, net of cash sold	22,492	—
Investment in restricted cash	(11,664)	—
Capital expenditures	(37,082)	(28,759)
Business acquisitions, net of cash acquired	(3,495)	—
Other	(4,483)	(3,038)
Net cash used by investing activities	(30,612)	(30,299)

Financing activities:
Net change in other borrowings	7,168	347
Payments on long-term debt	(411,661)	(359,542)
Proceeds from the issuance of long-term debt	392,390	359,917
Premium paid on convertible debt redemption	(9,803)	—
Proceeds from the issuance of common stock	28,579	5,746
Common stock repurchases	(34,066)	(28,100)
Dividends paid	(18,629)	(17,461)
Excess tax benefit on stock awards	8,056	—
Other	(2,229)	(207)
Net cash used by financing activities	(40,195)	(39,300)

Effect of exchange rate changes on cash flows	(1,162)	(138)
Increase (decrease) in cash and cash equivalents	49,055	(3,977)

Cash and cash equivalents at beginning of year	13,450	17,427
Cash and cash equivalents at end of year	$62,505	$13,450

Barnes Group Inc. / 9

BARNES GROUP INC.
RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW
(Dollars in thousands)
Unaudited

	Twelve months ended December 31,
	2011	2010
Free cash flow:
Net cash provided by operating activities	$121,024	$65,760
Capital expenditures	(37,082)	(28,759)
Free cash flow (1)	$83,942	$37,001

Free cash flow to net income (excluding the loss on the sale of businesses) cash conversion ratio:
Free cash flow (from above)	$83,942	$37,001

Net income	64,715	53,278
Add: Loss on the sale of businesses	26,128	—
Net income (excluding the loss on the sale of businesses)	$90,843	$53,278

Free cash flow to net income (excluding the loss on the sale of businesses) cash conversion ratio:	92%	69%

1) The Company defines free cash flow as net cash provided by operating activities less capital expenditures. The Company believes that the free cash flow metric is useful to investors and management as a measure of cash generated by business operations that can be used to invest in future growth, pay dividends, repurchase stock and reduce debt. This metric can also be used to evaluate the Company's ability to generate cash flow from business operations and the impact that this cash flow has on the Company's liquidity.